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                                                                  Exhibit (n)(i)

            [Kirkpatrick & Lockhart Nicholson Graham LLP Letterhead]

March 28, 2005

CSFB Alternative Capital Multi-Strategy Fund, LLC
11 Madison Avenue
New York, New York  10010

      Re:  CLASSIFICATION FOR FEDERAL TAX PURPOSES
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Ladies and Gentlemen:

     We have acted as counsel in connection with the formation of CSFB Alternative Capital Multi-Strategy Fund, LLC, a Delaware limited liability company organized on September 30, 2004 (the "Fund"), and the offering of interests therein (the "Offering"). CSFB Alternative Capital Multi-Strategy Master Fund, LLC is also a Delaware limited liability company that was organized on December 15, 2004 (the "Master Fund").(1) You have requested our opinion as to:

     (1) Whether each Company will be classified as a partnership for federal tax purposes; and

     (2) Whether either Company will be a publicly traded partnership treated as a corporation for purposes of section 7704.(2)

     In rendering the opinion set forth herein, we have examined the Fund's Limited Liability Company Agreement dated as of September 30, 2004, the Master Fund's Limited Liability Company Agreement dated as of December 15, 2004,(3) the Fund's Prospectus and Statement of Additional Information, each subject to completion and dated March 15, 2005 (collectively, the "Offering Memorandum"), and other documents

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(1) The Fund and the Master Fund are sometimes referred to herein individually as a "Company" and collectively as the "Companies."

(2) All section references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("Regulations").

(3) Such agreements are identical with respect to the matters discussed herein. For convenience, therefore, only the Fund's Limited Liability Company Agreement (the "LLC Agreement") is referred to below, but such references apply equally to the Master Fund's Limited Liability Company Agreement.

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we deemed necessary or appropriate for the purposes hereof, and we assume the correctness and completeness of all factual statements therein. As to various facts not set forth in such documents, we have relied, with your consent and without independent investigation, on representations from the Fund and its Board of Managers ("Board"), on representations from the Master Fund, and on certificates of public officials. Furthermore, we have assumed the legal capacity of all natural persons signing or delivering any instrument, the genuineness of all signatures of persons on original documents, the authority of all persons signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     This opinion (1) is premised on the facts described under the Statement of Facts below, which are based on such examination and statements, (2) is conditioned on the Companies' being operated in accordance with the LLC Agreement and the Offering Memorandum and consistent with such facts, and (3) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update this opinion with respect to any such change or modification.

     This opinion also is applicable only to the extent each Company is solvent, and we express no opinion about the tax treatment of the transactions described herein if either of them is insolvent. We are furnishing this opinion to you in connection with the Fund's offering of interests, and it is not to be relied upon, quoted, or used, in whole or in part, by any other person for any other purpose, except with our prior written consent.

                               STATEMENT OF FACTS

1.   GENERAL

     Membership interests in the Fund ("Units") are being offered exclusively to qualified investors ("Members"), in a "public offering" within the meaning of section 4(2) of the Securities Act of 1933, as amended ("1933 Act"). Accordingly, a registration statement will be filed with the Securities and Exchange Commission ("SEC") under the 1933 Act regarding the Units. In addition, each Company is or will be registered with the SEC as an investment company under the Investment Company Act of 1940, as amended.

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     The Fund seeks to maximize its risk-adjusted performance by investing in pooled investment vehicles (collectively "Hedge Funds"). The Fund will attempt to achieve this objective by investing all of its investable assets in the Master Fund; and the Fund's only investment security thus will be its interest in the Master Fund (a so-called "master-feeder" structure). The Master Fund will emphasize allocation of member capital across one or more hedge fund strategies through a diversified portfolio of Hedge Funds managed by independent investment managers (a so-called "fund of funds" structure). The Master Fund will have a limited number of investors in addition to the Fund.

     Neither Units nor interests in the Master Fund (collectively, "Interests") will be traded on an "established securities market" (within the meaning of the Regulations under section 7704). Moreover, (1) Interests will not be regularly quoted by any person making a market therein, (2) no person will regularly make available to the public bid or offer quotes with respect to Interests and stand ready to effect buy or sell transactions at the quoted price, (3) no holder of any Interest will have a readily available, regular, and ongoing opportunity to sell or exchange Interests through a public means, and (4) prospective buyers and sellers will not otherwise have the opportunity to buy, sell, or exchange Interests in a time frame and with the regularity and continuity comparable to that described in clauses (1)-(3).

     Further, the Master Fund does not have, and will not have more than 100 partners. Two of the partners in the Master Fund are the Fund and another partnership (the "Feeder Partnerships"), but the Master Fund has represented to us that it serves as the master fund in a master-feeder arrangement in which the Feeder Partnerships are feeder funds and that it was not a principal purpose of the Feeder Partnerships' investment in the Master Fund to allow the Master Fund to satisfy the "private placement safe harbor" described below.

2.   THE LLC AGREEMENT AND DELAWARE LAW

     Pursuant to Section 4.3(a) of the LLC Agreement "Units of a Member may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of such Member or (ii) with the written consent of the Board (which may be withheld in its sole discretion)." Before such consent may be given for transfers other than certain specified transfers that do not involve "sales,"(4) the

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(4) That is, transfers "(i) in which the tax basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor (e.g., certain Transfers to affiliates, gifts, and contributions to family partnerships), (ii) to members of


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Board must consult with the Fund's counsel to ensure that the transfer "will not cause [it] to be treated as a `publicly traded partnership' taxable as a corporation."

     Section 4.4(a) of the LLC Agreement states as follows: "Except as otherwise provided in this Agreement, no Member or other person holding Units shall have the right to withdraw or tender to the Fund for repurchase of those Units. The Board from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase Units pursuant to written tenders. However, [the Fund] shall not offer to repurchase Units on more than four occasions during any one Fiscal Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Members."

     That section also provides that, in determining whether to cause the Fund to repurchase Units pursuant to written tenders, the Board will consider the following factors, among others: (1) whether any Members have requested to tender Units to the Fund; (2) the liquidity of the Fund's assets; (3) the Fund's investment plans and working capital requirements; (4) the relative economies of scale with respect to the size of the Fund; (5) the history of the Fund in repurchasing Units; (6) the economic condition of the securities markets; and
(7) the anticipated tax consequences of any proposed repurchases of Units.

     The Fund has stated that among the factors the Board will consider in determining whether to cause the Fund to repurchase Units is the quantity of such Units repurchased in any year relative to the total capital and profits interests in the Fund in light of the limitation set forth in the "redemption or repurchase agreement" safe harbor, described below. The "redemption or repurchase agreement" safe harbor limits the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership to 10 percent of the total interests in partnership capital or profits.

     Section 4.4(d) of the LLC Agreement provides that if and when the Board has decided to repurchase Units, "Units will be valued for purposes of determining their repurchase price as of the end of each fiscal quarter (a `Valuation
Date'). ... Units being tendered by Members pursuant to subsection 4.4(a) shall be tendered by Members at

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the Member's immediate family (brothers, sisters, spouse, parents, and children), [or] (iii) as a distribution from a qualified retirement plan or an individual retirement account."


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least thirty (30) days prior to the applicable Valuation Date. The Fund shall pay the repurchase price for tendered Units approximately, but no earlier than, thirty (30) days after the applicable Valuation Date." The latter date is the effective date of the repurchase of tendered Units for all purposes under the Agreement other than the allocation of Fund net profits and losses (which, in the case of a Member all or part of whose Units are repurchased, are allocated as of the related Valuation Date). See the definition of "Fiscal Period" in
Article I of the LLC Agreement and Section 5.4 thereof. The Fund has represented that payment of the repurchase price for any Member's tendered Units will in no event be made sooner than 60 days after the Member's written tender thereof to the Fund.

                                    ANALYSIS

1.   EACH COMPANY WILL BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL TAX PURPOSES.

     Section 7701(a)(2) defines the term "partnership" to include "a syndicate, group, pool, joint venture, or other unincorporated organization, through or by means of which any business, financial operation, or venture is carried on, and which is not, within the meaning of this title, a trust or estate or a corporation." Section 7701(a)(3) defines the term "corporation" to include "associations, joint stock companies, and insurance companies." Because neither Company is a trust, an estate, a joint stock company, or an insurance company, each will be classified as a partnership for federal tax purposes if it is not an association taxable as a corporation.

     Under the so-called "check-the-box Regulations" for classifying business organizations under sections 7701(a)(2) and (3) (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of - 4), the first step in classifying an entity is to determine whether there is a separate entity for federal tax purposes. SEE Treas. Reg. ss. 301.7701-1(a). The Regulations specify that whether an organization is an entity separate from its owners for federal tax purposes is a matter of federal tax law and does not depend on whether the organization is recognized as an entity under local law. Treas. Reg. ss. 301.7701-1(a)(1). The Regulations address the peculiar circumstances that may affect the status of joint ventures or contractual arrangements, certain local law entities such as organizations wholly owned by a state, and single owner organizations. None of these peculiar circumstances applies to either Company, and each Company thus will be a separate entity for federal tax purposes.


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     An organization that is a separate entity for federal tax purposes is either a trust or a business entity.(5) The Regulations provide that the term "trust" refers to an arrangement whereby trustees take title to property for the purpose of protecting or conserving it for the beneficiaries under the ordinary rules applied in chancery or probate courts and does not extend to an arrangement under which the beneficiaries are associates in a joint enterprise for the conduct of business for profit. SEE Treas. Reg. ss. 301.7701-4(a). Neither Company will be such an arrangement, and each is designed to carry on a profit-making business. Therefore, each Company will be classified as a business entity rather than a trust for federal tax purposes.

     The final step in the classification process under the check-the-box Regulations is to determine whether a business entity is a corporation or a partnership.(6) Regulation section 301.7701-2(b) defines "corporation" for federal tax purposes to include corporations denominated as such under the federal or state statute pursuant to which they were organized, organizations taxable as corporations under a Code provision other than section 7701(a)(3), and certain foreign organizations. Any business entity that is not classified as a corporation under that Regulation section (an "eligible entity") and has at least two members may elect to be classified as either a partnership or an association taxable as a corporation. Treas. Reg. ss. 301.7701-3(a).

     The default classification for a domestic eligible entity that has two or more members is a partnership. SEE Treas. Reg. ss. 301.7701-3(b)(1) (which provides, in pertinent part, that "unless the entity elects otherwise, a domestic eligible entity is -- (i) A partnership if it has two or more members..."). "[E]lections are necessary only when an eligible entity chooses to be classified initially as other than the default classification or when an eligible entity chooses to change its classification." Treas. Reg. ss. 301.7701-3(a). Accordingly, each Company, absent such an election by it, will be classified as a partnership for federal tax purposes.

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(5) Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes...that is not properly classified as a trust under [Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the...Code." Neither Company is subject to any such special treatment.

(6) Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. A business entity with only one owner is classified as a corporation or is disregarded ... ." As described above, each Company will have at least two members at all times.


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2.   NEITHER COMPANY WILL BE A PUBLICLY TRADED PARTNERSHIP.

     Section 7704(a) provides, in general, that a publicly traded partnership shall be treated as a corporation. Section 7704(b) states that the term "publicly traded partnership" means any partnership if interests therein (1) are traded on an established securities market or (2) are readily tradable on a secondary market (or the substantial equivalent thereof) ("Readily Tradable"). An established securities market includes (a) a national securities exchange registered under the Securities Exchange Act of 1934, as amended, (b) a national securities exchange exempt from such registration because of the limited volume of transactions, (c) a foreign securities exchange that satisfies regulatory requirements analogous to those under that act, (d) a regional or local exchange, and (e) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. Treas. Reg. ss. 1.7704-1(b). Because no Units or interests in the Master Fund will be traded on an established securities market, neither the Fund nor the Master Fund will be a publicly traded partnership, and therefore treated as a corporation, unless Units or such interests, respectively, are Readily Tradable.(7)

     Pursuant to Treas. Reg. ss. 1.7704-1(c)(2), interests in a partnership are Readily Tradable if (1) the interests are regularly quoted by any person making a market in the interests, (2) any person regularly makes available to the public bid or offer quotes with respect to the interests and stands ready to effect buy or sell transactions at the quoted price, (3) the holder of any interest has a readily available, regular, and ongoing opportunity to sell or exchange the interests through a public means, or (4) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in a time frame and with the regularity and continuity comparable to that described in the preceding clauses.

         Thus, a secondary market or its equivalent exists if a partner has the opportunity to sell or exchange its partnership interest with some degree of regularity. In the case of the Fund, however, a Member is not permitted to transfer its Units. If a Member wishes to increase or decrease its investment in the Fund, the increase will be accomplished through a capital contribution thereto and the decrease will be accomplished through a repurchase of Units, each of which will be reflected by an increase or decrease,

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(7) Except where reference is made specifically to the Master Fund, the following analysis of the publicly traded partnership rules applies equally to each Company but for simplicity only refers to the Fund.


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respectively, in the Member's capital account balance.(8) No transfer of any
Units to any other person would occur. Nevertheless, Treas. Reg. ss. 1.7704-1(a)(3) provides that, for purposes of section 7704(b) and that Regulation section, "a transfer of an interest in a partnership means a transfer in any form, including a redemption by the partnership ...."

     The Regulations set forth certain "safe harbors" on which a partnership may rely to assure that interests therein are not Readily Tradable.

     One of these safe harbors is the so-called "private placement safe harbor," which applies if (1) the partnership interests were issued in a transaction or transactions not requiring registration under the 1933 Act and (2) the partnership has no more than 100 partners at any time during its taxable year. Treas. Reg. ss. 1.7704-1(h)(1). Section 1.7704-1(h)(3) provides that, for purposes of Treas. Reg. ss. 1.7704-1(h)(1), a person who owns an interest in a partnership, grantor trust or S corporation (flow-through entities) that owns, directly or through other flow-through entities, an interest in a partnership is treated as a partner in the partnership only if (i) substantially all of the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership; and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation of Treas. Reg. ss. 1.7704-1(h)(1).

     As described above, the Master Fund will have fewer than 100 partners, including among its partners the Offshore Fund and the Feeder Partnerships. The Master Fund serves as the master fund in a master-feeder arrangement in which the Feeder Partnerships are feeder funds, and it was not a principal purpose of the Feeder Partnerships' investment in the Master Fund to allow the Master Fund to satisfy the "private placement safe harbor."

     Another safe harbor applies in the case of a "redemption or repurchase agreement," which is defined as "a plan of redemption or repurchase maintained by a partnership whereby the partners may tender their partnership interests for purchase by the partnership, another partner, or a person related to another partner ...." Treas. Reg.

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(8) Under Treas. Reg. ss.ss. 1.708-1(b)(1)(ii) and 1.731-1(c)(3), a capital contribution would not constitute a sale or exchange unless shortly thereafter the contributed property was distributed to another Member or other property was distributed to the contributing Member. The Fund has represented to us that it will make no such distribution.


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ss. 1.7704-1(e)(3). Section 4.4(a) and related provisions of the LLC Agreement qualify as such an agreement.

     Pursuant to Treas. Reg. ss. 1.7704-1(f), the transfer of an interest in a partnership pursuant to a redemption or repurchase agreement is disregarded in determining whether interests in the partnership are Readily Tradable only if--

          "(1) The redemption or repurchase agreement provides that the redemption or repurchase cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner's intention to exercise the redemption or repurchase right;

          "(2) Either --

               "(i) The redemption or repurchase agreement requires that the redemption or repurchase price not be established until at least 60 calendar days after receipt of such notification by the partnership or the partner; or

               "(ii) The redemption or repurchase price is established not more than four times during the partnership's taxable year; and

          "(3) The sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership ... does not exceed 10 percent of the total interests in partnership capital or profits."

     The LLC Agreement contains provisions satisfying the requirements for a safe-harbor redemption or repurchase agreement:

     First, the LLC Agreement provides that the Fund will repurchase Units only if they have been tendered at least 30 days prior to a Valuation Date; and it will pay the repurchase price approximately, but no earlier than, 30 days after the Valuation Date (therefore, in no event less than 60 days after the written tender thereof). This satisfies the "redemption or repurchase agreement" safe harbor's condition (in Treas. Reg. ss. 1.7704-1(f)(1)) that the redemption or repurchase agreement provide that the redemption or repurchase cannot occur until at least 60 days after a partner notifies the partnership of his intention to sell.

     Second, the LLC Agreement provides that Units will be valued for purposes of determining their repurchase price as of the end of each fiscal quarter (I.E., four times


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per fiscal year) and the Fund will not offer to repurchase Units on more than four occasions during any fiscal year (unless it receives an opinion of counsel to the effect that more frequent offers would not cause any adverse tax consequences to the Fund or the Members). These provisions satisfy the "redemption or repurchase agreement" safe harbor's condition (in Treas. Reg. ss. 1.7704-1(f)(2)) that the repurchase price be established not more than four times during the partnership's taxable year.

     The third condition of the "redemption or repurchase agreement" safe harbor is that the repurchased interests' partnership capital or profits not exceed 10 per cent per year of the total interests in partnership capital or profits. The LLC Agreement does not contain an explicit limitation on the quantity of Units that can be repurchased in any year. The LLC Agreement does, however, state that repurchases of Units will be undertaken in the sole discretion of the Board, taking into consideration factors including the anticipated tax consequences of any proposed repurchases. The Fund has stated that among the factors the Board will consider in determining whether to cause the Fund to repurchase Units is the quantity of such Units repurchased in any year relative to the total capital and profits interests in the Fund in light of the 10 per cent limitation set forth in the "redemption or repurchase agreement" safe harbor. In any event, no Member has the right to have its Units repurchased.(9)

     The transfer restrictions and repurchase provisions of the LLC Agreement are sufficient meet the requirements of the "redemption or repurchase agreement" safe harbor as set forth in the Regulations in any year in which the Fund repurchases Units not in excess of 10 percent of the total interests in the Fund's capital or profits.

     In the event that, in any year, the Fund repurchases Units in excess of 10 percent of the total interests in the Fund's capital or profits, the Fund will not satisfy the "redemption or repurchase agreement" safe harbor. This failure however, does not preclude a determination that the Units are not Readily Tradable in such a year. Regulation section 1.7704-1(c)(3) states that "[t]he fact that a transfer of a partnership interest is not within one or more of the safe harbors described in ... this section is disregarded in determining whether interests in the partnership are [Readily Tradable]." Rather, in this event, the partnership's status is examined to determine whether, taking into account all of the facts and circumstances, the partners are readily able to buy, sell,

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(9) In the event that a Member submits to the Fund a written request that the
Fund repurchase all of such Member's Units and the Fund does not repurchase all of such Member's Units within two years after the date of such written request, the Fund will be dissolved.


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or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.

     To be Readily Tradable there must exist a secondary market or its equivalent providing a partner with the opportunity to sell or exchange its partnership interest with some degree of regularity. The Fund's LLC Agreement provides a mechanism by which the Fund can repurchase Units, but it provides no guarantee that the Fund will, in fact, make such repurchases. Further, LLC Agreement's repurchase provisions satisfy the "redemption or repurchase agreement" safe harbor's requirements with respect to what must be provided in a redemption or repurchase agreement, thereby imposing substantial limitations on a partner's ability to have its Units repurchased in the event that the Fund proceeds with a repurchase of Units. The lapse of at least 60 days between the tender of Units and the payment of the repurchase price therefor, and the limit of four repurchase events per year, establish significant contractual restrictions on liquidity. These contractual restrictions reflect the significant lack of liquidity existing in the Fund's investment, through the Master Fund, in investment partnerships that may not, themselves, provide liquidity. The lack of liquidity inherent in the investment strategy, which is reflected in the LLC Agreement, provides a strong indication that the LLC Agreement's repurchase provisions will not provide the equivalent of a secondary market for the Units. Further, although the LLC Agreement does not impose an absolute maximum limitation on the percentage of Units that can be repurchased in any one year, the nature of the Fund's investments and the lack of liquidity inherent in such investments will impose a practical limitation on the Fund's ability and willingness to engage in a practice of substantial Unit repurchases.

     Based on and subject to the foregoing, we are of the opinion that, for federal tax purposes:

          (1) Each Company will be classified as a partnership at all times during which it has two or more members;

          (2) The Master Fund will not be a publicly traded partnership treated as a corporation for purposes of section 7704;

          (3) The Fund will not be a publicly traded partnership treated as a corporation for purposes of section 7704, due to the application of the "redemption or repurchase agreement" safe harbor in any year in which it repurchases Units not in excess of 10 percent of the total interests in the Fund's capital or profits; and


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     As described above, in the event that the Fund in any year repurchases
Units in excess of 10 percent of the total interests in the Fund's capital or profits, the Fund will not satisfy the "redemption or repurchase agreement" safe harbor. The Fund may, however, still avoid being considered a publicly traded partnership treated as a corporation for purposes of section 7704 if the facts and circumstances with respect to the Fund's repurchases of Units, including the amount of Units being repurchased in such year and the pattern of repurchases of Units over the life of the Fund, indicate that the Fund is not providing the equivalent of a secondary market for its Units that is comparable, economically, to trading on an established securities market.

     We consent to the reference to our firm under the heading "Taxes -- Tax Treatment of Fund Operations -- Classification of the Funds" in the Prospectus included in the Offering Memorandum and under the heading "Tax Aspects -- Tax Treatment of Fund Operations -- Classification of the Funds" in the Statement of Additional Information included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,


/s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP
    KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP


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